Exhibit 99.1

InterSearch Reports Preliminary Second Quarter Financial Results

SAN FRANCISCO—July 3, 2007—InterSearch Group, Inc. (AMEX:IGO), a leading operator of industry specific destination portals such as www.Banks.com, www.IRS.com and www.Camps.com and provider of Internet search services, today announced preliminary financial results for the second quarter ended June 30, 2007.

InterSearch Group currently expects second quarter total revenue of approximately $6.8 million to $7.0 million representing a 6 to 9% year over year growth rate. Second quarter EBITDA1 is expected to be approximately $1.1 million - $1.2 million.

“The shortfall in our expected revenue and EBITDA was primarily the result of a one-time credit made to advertisers in connection with a new traffic source which fell short of our quality standards” said Dan O’Donnell, Chairman and Chief Executive Officer of InterSearch Group. “We maintain a stringent set of quality standards in order to ensure a high value proposition for our advertisers. Our data warehouse and extensive set of analytical tools allowed us to detect, isolate, and terminate this traffic source and proactively work with our advertisers and network partners to remedy the issue and prevent future occurrences.”

“Despite this one-time credit to advertisers, our business remains very strong and traffic to our properties continues to grow. We are especially pleased with progress of Banks.com. This domain is gaining traction with users and advertisers, and is expected to become a significant revenue contributor. We will provide a full financial and operating update as well as guidance for the third quarter ended September 30, 2007, on our regularly scheduled earnings call,” concluded O’Donnell.

These results are unaudited and preliminary and actual results may vary. Final results for the second quarter ended June 30, 2007 will be reported by InterSearch Group on August 14, 2007 and a conference call regarding the final results will be held on such date.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties, including statements regarding our expected financial results for the second quarter of 2007. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms, such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions. Forward looking statements contained in this press release include statements regarding: guidance for second quarter 2007 with respect to revenue and EBITDA and expectations regarding growth rate for second quarter 2007. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include, among others, untimely detection and termination of traffic sources which fall short of our quality standards; unanticipated slowdown in the travel and financial verticals; uncertainties related to the acceptance by customers of our enhanced versions of www.Banks.com and www.Camps.com; unexpected diversion of advertising dollars away from the Internet; slower than anticipated growth rate of InterSearch Group’s advertising base; dependence on our search providers; and market development of Internet advertising and paid search services. Further information on the factors that could affect InterSearch Group’s financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, our quarterly reports on Form 10QSB and our Current Reports on Form 8-K. Except as required by law, we assume no responsibility to update these forward looking statements publicly, even if new information becomes available in the future.

Non-GAAP Financial Measures

InterSearch Group’s management evaluates and monitors performance for InterSearch Group primarily through EBITDA. In addition, EBITDA is presented because management believes it is frequently used by securities analysts, investors and others in the evaluation of companies. EBITDA is calculated by adding income taxes, interest expense, depreciation and amortization to net earnings. EBITDA is not defined under GAAP2 and should not be considered in isolation or as a substitute for net earnings and other consolidated earnings data prepared in accordance with GAAP or as a measure of InterSearch Group’s profitability.

About InterSearch Group, Inc.

InterSearch Group is a leading operator of industry specific destination portals and provider of Internet search services through a combination of traffic aggregation and proprietary websites, such as www.Banks.com, www.IRS.com and www.Camps.com. InterSearch Group operates in the fastest growing segments of Internet commerce including paid search, direct navigation and online marketing driving high quality traffic to advertisers and providing users with quick access to pertinent products and services. Through its corporate services division, InterSearch Group also provides Internet technology related professional services to large corporations, predominantly in the Financial Services industry. InterSearch Group is headquartered in San Francisco, California at 222 Kearny Street, Suite 550, and can be reached via telephone at 415-962-9700. More information about InterSearch Group can be found at: www.InterSearch.com.

[1]

EBITDA is a non-GAAP financial measure. This measure may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures” and to review the reconciling adjustments between the GAAP and non-GAAP measures attached to this press release.

[2]	Generally Accepted Accounting Principles in the United States of America.

Contact Information:

Jon Avidor—Investor Relations

Jon@marketstreetpartners.com

415-445-3234

SOURCE: InterSearch Group, Inc.